Exhibit 10.16

ENGAGEMENT AGREEMENT

September 8, 2004

Mr. Peter Cunningham

President

AXM Pharma, Inc.

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89109

1.

This letter agreement will confirm the understanding between AXM Pharma, Inc. and/or its affiliates and successors (the “Company”, “AXM Pharma” or “AXJ”) and RCG Capital Markets Group, Inc. and/or its affiliates and successors (“RCG”) with respect to the matters set forth herein.  RCG will provide consulting and other services, as more particularly described herein and in the attachment hereto entitled Financial Relations Services Attachment (the “Financial Relations Services”), to the Company and will represent the Company during the engagement as Financial Relations Consultants with respect to the Financial Relations Services, on the terms and conditions set forth herein and in the attachments hereto, all of which are incorporated herein by reference and form a part hereof.  The period during which RCG will perform the Financial Relations Services for the Company will commence on the execution date of this agreement (the “Commencement Date”) and, unless otherwise terminated as provided in this paragraph or in paragraph nine of this letter agreement, will terminate on the date which is Twelve months following the commencement date (the “Termination Date”).  The period beginning on the Commencement Date and ending on the Termination Date is hereafter referred to as the “Engagement Term”.

2.

During the Engagement Term, the Company agrees to furnish or cause to be furnished to RCG all information concerning the Company as RCG reasonably requests and deems appropriate for purposes of providing the Financial Relations Services.  The Company represents that all information, with respect to the Company, provided to RCG will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.  AXM Pharma understands, that in rendering the Financial Relations Services required hereunder, RCG will be using and relying on publicly available information and the information furnished to RCG by AXM Pharma without independent verification thereof. RCG fully understands and accepts its insider responsibility with regard to all non-public information provided by the Company. RCG agrees to abide by the Company’s policy and insider guidelines upon written receipt of such.  RCG will treat as confidential any non-public information provided to it hereunder and will not disclose the same to third parties at any time unless required by applicable law. In such event that disclosure has been or is required to be made by RCG, RCG will use its best efforts to cooperate as reasonably requested by the Company in minimizing any potential loss or injury to the Company as a consequence of any such necessary disclosure. In addition, RCG will use its reasonable best efforts to comply with all applicable state and Federal securities laws in the performance of this agreement.

3.

During the Engagement Term, RCG and its employees, consultants and contractors will be generally available to AXJ in connection with its rendering of the Financial Relations Services. Specifically, RCG (a) will outline, develop and implement a financial relations program to assist the Company in creating and/or enhancing a positive and more visible public image, (b) may contact broker/dealers, registered representatives, institutions, mutual fund managers, investment banking sources, securities analysts, independent portfolio managers, and other professional investment community contacts including certain financial media sources for the purpose of enhancing the Company's public image and perceived value, (c) will assist the Company in the creation, production and distribution of certain financial markets and investor/shareholder corporate image materials, including corporate profiles, due diligence materials and investor packages, as well as all financial press releases; (d) assist the Company in its endeavor to secure research analyst coverage through a targeted securities professionals campaign and (e) otherwise perform the services described in the Financial Relations Services Attachment.

RCG agrees that it will only communicate regarding The Company to licensed brokerage professionals and will not engage in any solicitation of the public with regard to the Company or its securities.  Notwithstanding the foregoing, RCG may provide approved information regarding the Company (i) in response to unsolicited inquiries by the Company’s shareholders; (ii) to valid trade and industry publications, newspapers and periodicals; and (iii) otherwise engage in communications which are normal and customary for an investor relations firm and which do not involve solicitation of investors in connection with its role as an investor relations firm for the Company.  RCG further agrees that it will only disclose information specifically provided to it by the Company regarding The Company for dissemination and will keep confidential any information marked as such by The Company.  RCG agrees that it will not make any undisclosed payments to brokers or others and will generally act within the letter and the spirit of U.S. securities laws, rules and regulations at all times.

RCG shall provide a detailed written report regarding its activities to the Company on a quarterly basis.  Such written report shall contain a written affirmation from the RCG that it is in compliance with the terms of this Agreement on the date of such report.

4.

During the Engagement Term, the Company will afford RCG the opportunity and reasonable time period to review and/or comment on any disclosure, prior to its release, which the Company plans to make to any of the sources described in paragraph three (3) and which relates to the Financial Relations Services to be provided hereunder. In addition, RCG will be responsible for assisting the Company in writing and/or editing, producing, coordinating and disseminating all financial industry press releases. RCG agrees that it will not release or distribute any press release without the Company's written prior consent.

5.

In consideration of RCG's services hereunder, the Company agrees to pay RCG, promptly when due, the Compensation as described by and in strict accordance with the attachment hereto entitled Financial Relations Compensation Attachment.  Should RCG and the Company determine to extend the Engagement Term or change the scope of the engagement, then a mutually acceptable amendment or supplement to that attachment shall be promptly executed by RCG and Company. Absent any such amendment, all terms and conditions of this letter agreement shall be binding to the parties.

6.

It is understood that in the event the Company requests assistance of RCG to assist the Company secure investment banking relationships or other capital based advisory activities or similar consulting services not contemplated in this agreement, RCG shall be entitled to such additional consulting fees and or equity compensation as may be mutually agreed upon. This agreement shall be amended to reflect those additional services required and shall be governed by the all terms and conditions set forth herein.

7.

As more particularly set forth in the Financial Relations Compensation Attachment, the Company agrees to pay all of RCG's direct and certain indirect out-of-pocket expenses reasonably incurred, in connection with this engagement.  All expenses over $400.00 must be authorized by the Company in writing in advance of the expenditure.

8.

The Company and RCG agree to indemnify each other (the indemnifying party hereafter being referred to as the "Indemnitor", and the party entitled to indemnification hereafter being referred to as the "Indemnitee") as follows: Indemnitor agrees to defend, indemnify and hold harmless Indemnitee, and its officers, directors, and employees against any and all losses, claims, demands, suits, actions, judgments, awards, damages, liabilities, costs, reasonable attorneys' fees, and expenses incurred in investigating, preparing or defending any such action or claim, directly or indirectly caused by, related to, or asserted by a third party, based upon or arising out of (a) the Indemnitor's breach of or the incorrectness of any of its representations, warranties, or covenants contained in this agreement; and/or (b) any Services rendered by RCG as defined in or contemplated by this agreement, as it may be amended from time to time (the "Agreement"). Notwithstanding the foregoing, the Indemnitor shall have no obligation to indemnify or hold the Indemnitee harmless with regard to Indemnitee’s gross negligence, willful misconduct, or the material breach of or the incorrectness of any representation, warranty or covenant of Indemnitee contained in this Agreement.

9.

Either party hereto may terminate this engagement as follows:

(a)

WITHOUT CAUSE: Either party hereto may terminate this agreement at the conclusion of initial Six months from the execution date of the agreement by providing the other party a 30-day notification prior to the initial three months of “Intent to Terminate Agreement”. Not withstanding the above, the Company may also terminate this Agreement at any time after the initial three months or at the end of any amended renewal period  "without cause", upon providing RCG thirty (30) days written notice. In the event of such termination by the Company after the initial three months or at the end of any amended renewal period, "without cause", RCG shall be entitled to cash compensation to the extent it is unpaid, pro-rated from the notice date of termination, along with reimbursement of any non paid, out-of-pocket expenses up to the effective date of termination. Additionally, RCG will be entitled to receive all unexercised vested, and fifty (50%) percent of non-vested warrants or stock options granted hereunder. Such payment is due and payable on the effective date of termination.

(b)

WITH CAUSE: In addition, the Company may terminate this Agreement at any time upon written notice to RCG:

(i)

If RCG fails to cure any material breach of any provision of this Agreement within thirty (30) days from written notice from the Company  (unless such breach cannot be reasonably cured within the thirty (30) days and RCG is actively pursuing to cure said breach).

(ii)

For RCG's substantial negligence, willful misconduct, fraud, misappropriation, embezzlement, or other dishonesty;

(iii)

Upon a judicial ruling of RCG's failure to have materially complied with applicable law or regulation relating to the Services it will perform;

(iv)

Upon the filing by or against RCG of a petition to have RCG adjudged as bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 90 days.

Upon termination under subparagraph (b) of this paragraph 9, the Company shall have no liability to RCG for Compensation accruing after such termination, and RCG shall have no further entitlement thereto. Upon such termination, RCG shall be entitled to receive and retain only accrued Compensation and vested Options to the date of such termination, to the extent it is unpaid, together with expenses not yet reimbursed.

(c)

RCG may terminate this agreement at any time upon written notice to the Company.

(i)

If the Company fails to cure any material breach of any provision of this Agreement with thirty (30) days from written notice from the Company (unless such breach cannot be reasonably cured within the thirty (30) days and the Company is actively pursuing to cure said breach);

(ii)

For the Company's substantial negligence, willful misconduct, fraud or misrepresentation;

Such termination under 9(c)(i or ii) shall be deemed to be a termination by the Company "without cause" as provided in paragraph 9 (a) above.

(iii)

Upon a judicial ruling of Company's failure to have materially complied with any applicable law or regulation relating to the Services being provided;

(iv)

Upon the filing by or against the Company of a petition to have the Company adjudged as bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 90 days.

10.

RCG hereby fully discloses that certain associates, affiliates, officers and employees of RCG are:

(a)

Licensed as Registered Securities Principals issued by the National Association of Securities Dealers ("NASD"); and/or

(b)

Licensed as Registered Representatives issued by the NASD.

All NASD registrations are carried by SWS Financial Services, Inc., which is a non-RCG affiliated NASD-registered broker/dealer.

RCG further discloses and the Company specifically acknowledges that RCG is NOT a broker/dealer registered with the NASD or any other regulatory agency. Furthermore, in the performance of Services under the terms and conditions of this agreement, unless otherwise specifically stated herein or in any attachments hereto, such services shall not be considered to be acting in any broker/dealer or underwriting capacity and therefore RCG is not receiving any compensation from the Company as such.

11.

The Company understands and acknowledges that RCG provides other and similar consulting services to companies, which may or may not conduct business and activities similar to those of the Company.  RCG is not required to devote its full time and attention to the performance of its duties detailed in this agreement, and may devote only so much of its time and attention as it deems reasonable or necessary.

12.

As the services are being provided by an Arizona domiciled corporation, the validity and interpretation of this letter agreement shall be governed by the laws of the State of Arizona applicable to agreements made and to be fully performed therein.

13.

In the event of any claim, controversy or dispute arising out of or relating to this Agreement or the breach thereof, RCG and AXJ shall mutually name an arbitrator within twenty (20) business days after a party notifies the other in writing that there is a dispute or controversy.  The arbitrator shall promptly fix the time, date(s), and place of the hearing, and notify the parties. To the extent practical, the arbitrator shall schedule the hearing to commence within sixty (60) days after the arbitrator has been selected. The arbitrator shall render an award within ten (10) days of the completion of the hearing, which award may include an award of interest, legal fees and costs of arbitration in favor of the prevailing party. If the decision is not clearly in favor of one party or the other, the costs and attorney’s fees shall be borne as determined by the arbitrator. The arbitrator shall promptly transmit an executed copy of the award to the respective parties. The award of the arbitrators shall be final, binding and conclusive upon the parties hereto. Each party shall have the right to have the award enforced by any court of competent jurisdiction. The arbitrator shall conduct all proceedings pursuant to Arizona Revised Statutes, §12-1501 et seq., and the Rules of the American Arbitration Association governing commercial transactions then existing, to the extent that such Rules are not inconsistent with said Statutes and this Agreement. The parties agree that the arbitration procedure provided herein shall be the sole and exclusive remedy to resolve any claim, controversy or dispute arising hereunder, and that the proper venue for such arbitration proceeding shall be Maricopa County, Arizona. In the event of such arbitration, the parties agree that they shall only be entitled to seek and recover actual damages, which directly result from the other party’s breach, if any, excluding any punitive, incidental or consequential damages, which the parties hereby waive and agree not to assert against each other.

14.

For the convenience of the parties, any number of counterparts of this letter agreement may be executed by the parties hereto. Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same letter agreement.

15.

Miscellaneous:

(a)

Modification:   This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.  This Agreement may be amended only in writing signed by both parties.

(b)

Notices:   Any notices hereunder shall be sent to the Company and RCG at their respective addresses set forth.   Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when received by the non-sending party.  Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

(c)

Legal Issues Disclosure:

(i)

As of the execution date of this agreement, RCG and/or any of its affiliates has no current or pending legal proceedings outstanding.

(ii)

Neither the RCG nor any of its affiliates is subject to any sanction or restriction imposed by the SEC, the NASD, any state securities commission or department, or any other regulatory or governmental body or agency, which would prohibit, limit or curtail the RCG’s execution of this Agreement or the performance of its obligation hereunder.

 (d)

Waiver:   Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

(e)

Relationship of the Parties:  Nothing in this Agreement shall create any partnership or joint venture between the parties hereto, it being understood and agreed that the parties are independent contractors and neither has the authority to bind the other in any way.

(f)

Entire agreement:  This Agreement contains the entire agreement between the parties and may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of the letter in the space provided and return it to us, whereupon all parties will be bound to the terms of this engagement.

Confirmed and agreed to

RCG Capital Markets Group, Inc.	AXM Pharma, Inc.
By: __________________________________	By: __________________________________
Title: ________________________________	Title: ________________________________

(FINANCIAL RELATIONS

SERVICES ATTACHMENT

As of the Commencement date of this agreement, RCG Capital Markets Group, Inc. and/or affiliates, (collectively "RCG") will serve as the Financial Relations Counsel for AXM Pharma, Inc. ("AXJ", “AXM Pharma” or "Company"). Consistent with the AXM Pharma Financial Relations proposal dated August 13, 2004, RCG anticipates the following services will be attempted and/or implemented within the scope of this engagement:

•

Outline and implement a well-coordinated “Financial Relations” campaign.

•

Work closely with the AXM Pharma’s management team to create a  “positioning approach” of the AXJ story.

•

Initiate proactive telephone introductions for AXM to (1) institutional investors who invest in micro/small cap growth stocks, (2) retail stockbrokers who focus on micro-, small-cap growth stocks and who are in and of themselves mini-institutional investment managers, and (3) fee-based (quasi-institutional) independent money managers, as well as a broad group of non sector-specific as well as special situations, buy- and sell-side research analysts.  RCG will allocate and utilize its proprietary securities industry, databases, fax-line and electronic mail communications programs.  Any communications directly with non-registered persons shall only be conducted by registered representatives of SWS Financial Services, Inc., acting in their capacity as such.

•

Provide strategic consulting services regarding all aspects of corporate information disclosure (Reg. FD) and communications specifically directed and oriented toward the professional investment community.

•

Create, produce, and enhance existing marketing materials and distribute professional-quality due diligence and marketing materials, which specifically include but are not limited to a “Corporate Profile” document and the Company's “Investor Package.”

•

Develop a peer group comparison analysis for distribution to targeted research analysts.

•

RCG will assist in the origination and release of financial industry data and financial media information on behalf of AXM Pharma.  RCG will also assist in the editing (or writing) of all press releases and coordinating information disseminated to all media sources relating to the securities industry and capital markets.

•

RCG will handle all inbound routine investment community inquiries. Provide information fulfillment and follow-up to and from members of the national professional investment community.

•

Create and periodically update a PowerPoint multimedia presentation for road shows and other presentation opportunities.

•

When appropriate, plan, arrange and coordinate specific road-show presentations to strategically targeted primary metropolitan financial markets.

•

RCG will coordinate, monitor and follow-up on all conference calls between the Company and RCG’s targeted segment of the investment community, in conjunction with material press releases through a teleconferencing service. (RCG will be responsible for faxing and/or e-mailing the invitations and will follow up with calls to the recipients in an effort to expand the conference call participation).

•

Update all due diligence and marketing materials, specifically including detailed “Peer Group Summary Reports.” RCG anticipates updating Company information on a regular basis as required when there are material changes or events that should be disseminated to the investment community.

RCG intends to perform the services and accomplish the specified goals within the scope of this engagement. However, due to the nature and type of services being performed, RCG cannot guarantee, nor can it be assumed that certain specific results will be realized with reference to increased market valuation of AXJ securities.

FINANCIAL RELATIONS

COMPENSATION ATTACHMENT

In consideration of the Financial Relations Services to be rendered pursuant hereto AXM Pharma, Inc. agrees to promptly pay RCG the following compensation (the “Compensation”):

(a)

Cash Compensation:  During the term of this Agreement, the Company shall pay RCG a monthly fee of $7,000 payable monthly in advance of services rendered and beginning upon the commencement date of this Agreement (the “Retainer Fees”).

(b)

Expense Reimbursement.  In addition, RCG shall be reimbursed for all direct and certain indirect prorated out-of-pocket incurred in connection with the performance of the Financial Relations Services pursuant hereto. RCG will provide the Company with a detailed breakdown of all reimbursable expenses incurred in the previous month by approximately the Twentieth-fifth (25th) day of the following month of service. AXJ agrees to reimburse RCG within 20 days of the date of the detailed invoice each month.

RCG will obtain written prior approval from the Company for all specific expense items and any single miscellaneous expense item in excess of$250.00. RCG acknowledges and understands that the Company will have specific amounts budgeted for these expenditures and will use its best efforts to ensure those budget amounts are not exceeded.

(c)

RCG will assess an effective 1.5% monthly (18% annually) interest rate penalty for all delinquent fees or expense reimbursement not paid by the due date.

(d)

Stock Warrants/Options. Upon execution of this agreement, the Company will grant RCG an irrevocable, non-forfeitable, non-cancelable warrant/option (the “Warrants/Options”) to acquire 80,000 shares on a non-dilutive basis, of AXM Pharma common stock of which 35,000 shares will vest immediately and the balance of 45,000 will be subject to the vesting provisions outlined below.  The Options issued will possess a five-year expiration term and will provide RCG the right, until December 1, 2009, to purchase common shares of the Company at a price for each share equal to the closing price of AXJ stock as of the execution date of this agreement. The Company agrees to issue an options/warrants document which conforms to and delineates the terms and conditions contained herein, within sixty (60) days of this Agreement’s execution date. The Warrants/options will have the following vesting

30% - Upon confirmation of a 50% increase over the original baseline 20 trading day period in the average daily trading volume of AXJ or any successor company stock. Baseline will be the average daily trading volume of the 20 trading days prior to retention.

30% - Upon confirmation of a 100% increase over the original baseline 20 trading day period in the average daily trading volume of AXJ or any successor company stock. Baseline will be the average daily trading volume of the 20 trading days prior to retention.

20% - Upon confirmation of corporate research coverage from two (2) buy- or sell-side analysts from a “mid-tier” sell-side brokerage firm analyst. (Vesting to be prorated at 10% for each analyst).

20% - Upon securing confirmation of two (2) new institutional investors, each building a position of at least one percent (1%) of the Company’s outstanding stock. (Vesting to be prorated at 10 % for each investor secured).

The shares underlying the non-forfeitable, non-cancelable warrant/option issued will be eligible for registration by non-proratable piggyback registration rights should the Company file an applicable registration. Furthermore, AXJ will use its best efforts to keep such registration effective for a minimum of eighteen (18) months after the effective date..

In the event that AXJ is merged into or a controlling interest is acquired by any entity, RCG will be immediately vested in all remaining options, including those, which to that point have not yet been vested.